Smart-tek Solutions, Inc. Receives $5,000,000 Initial Order from the Chinese Government for Its RTAC-PM Bird Flu Containment and Monitoring System

CORTE MADERA, Calif., April 5, 2006 - Smart-tek Solutions, Inc. (OTCBB:STTK) announced today that it has received an initial $5 million order from the People’s Republic of China for its proprietary RFID tracking and containment system.

“The Chinese government has placed their initial order with our sole licensee, SES Investment (China) Ltd. who in turn, placed an order with Smart-tek.  The initial order received today represents the beginning of the implementation process of our RTAC-PM system in China,” said Perry Law, President of Smart-tek Communications, Inc. “Once the system is successfully implemented at select farms chosen by the Chinese government, we anticipate significant orders to follow as the nation tries to contain the threat of the virus to its more than 13 billion chickens”.

“Today, we have received the first order from the Chinese government for Smart-tek’s RTAC-PM avian flu containment system” said Goodwin Wang, Managing Director of SES Investment (China) Ltd.  “The response from the system demonstration has been outstanding and we believe that this order represents only the early phase of the Chinese implementation strategy of Smart-tek RTAC-PM bird flu containment system”.

Along with the appropriate software configurations the initial order consists of:

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Active RFD tags for cages and vehicles

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Passive RFID tags for poultry

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RFID readers

“This is a huge step forward in the marketing of our proprietary technology solution to the world” said Law.  “Having our product validated by this initial order will only create more opportunities to market our product in other countries that are faced with the this monumental world health issue.”.

The RTAC-PM system was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that could assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

The Company hosted a demonstration of its RTAC-PM system in China in March which was attended by more than 50 Government, academic and industry experts.  Numerous media, including CCTV (China Central TV – the largest state owned television broadcaster) were also on hand during this event.

“The World Health Organization has recommended that containment and monitoring of poultry movements be amongst the first lines of defense in the world-wide fight against bird flu,” said Law.  ”We are prepared to present our system to any nation that expresses an interest in an immediate solution for the containment and monitoring of poultry.  To date, we have had numerous organizations from all over the world express an interest to learn more about our RTAC-PM system”.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communication (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711